Exhibit (10)(s)* to Report
                               on Form 10-K for Fiscal
                              Year Ended June 30, 1996
                           by Parker-Hannifin Corporation




              Parker-Hannifin Corporation Non-Employee Directors' Stock
                       Plan, as amended as of August 17, 1995
                                 and August 15, 1996


              *Numbered in accordance with Item 601 of Regulation S-K.

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         PARKER-HANNIFIN CORPORATION NON-EMPLOYEE DIRECTORS'
                           STOCK PLAN

ARTICLE A -- Purpose.

     The purpose of the Parker Hannifin Non-Employee Directors' Stock Plan (hereinafter referred to as the "Plan") is to strengthen the alignment of interests between non-employee directors (hereinafter referred to as "Participants") and the shareholders of Parker Hannifin Corporation (hereinafter referred to as the "Company") through the increased ownership of shares of the Company's Common Stock. This will be accomplished by allowing Participants to elect voluntarily to convert a portion of their fees for services as a director into Common Stock.

ARTICLE B -- Administration.

     1. The Plan shall be administered by the Compensation and Management Development Committee (hereinafter referred to as the "Committee") of the Board of Directors of the Company (hereinafter referred to as the "Board"), or such other committee as may be designated by the Board. The Committee shall consist of not less than four (4) members of the Board who are not full-time employees of the Company, appointed by the Board from time to time and to serve at the discretion of the Board.

     2. It shall be the duty of the Committee to administer this Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deem necessary or appropriate. A decision by a majority of the Committee shall govern all actions of the Committee.

     3. Subject to the express provisions of this Plan, the Committee shall have authority to allow Participants the right to elect to receive fees for services as a director partly in cash and partly in whole shares of the Common Stock of the Company, subject to such conditions or restrictions, if any, as the Committee may determine. The Committee also has the authority to make all other determinations it deems necessary or advisable for administering this Plan.

     4. The Committee may establish from time to time such regulations, provisions, and procedures within the terms of this Plan as, in its opinion, may be advisable in the administration of this Plan.

     5. The Committee may designate the Secretary of the Company or other employees of the Company to assist the Committee in the administration of this Plan and may grant authority to such persons to execute documents on behalf of the Committee.

ARTICLE C -- Participation

          Participation in the Plan shall be limited to Directors who are not full-time employees of the Company.

ARTICLE D -- Limitation on Number of Shares for the Plan.

     1. The total number of shares of Common Stock of the Company that may be awarded each year shall not exceed 7,500 shares. The total number of shares of Common Stock of the Company that may be awarded under the plan is 50,000.

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     2.   Shares transferred or reserved for purposes of the Plan will be subject to appropriate adjustment in the event of future stock splits, stock dividends or other changes in capitalization; following any such change, the term "Common Stock" or "shares of Common Stock" of the Company, as used in the Plan, shall be deemed to refer to such class of shares or other securities as may be applicable.

ARTICLE E -- Shares Subject to Use Under the Plan.

     Shares of Common Stock to be awarded under the terms of this Plan shall be either treasury shares or authorized but unissued shares.

ARTICLE F -- Transfer of Shares.

     1. The Committee may transfer Common Stock of the Company under the Plan subject to such conditions or restrictions, if any, as the Committee may determine. The conditions and restrictions may vary from time to time and may be set forth in agreements between the Company and the Participant or in the awards of stock to them, all as the Committee determines.

     2. The shares awarded shall be valued at the average of the high and low quotations for Common Stock of the Company on the New York Stock Exchange on the day of the transfer to a Participant. All shares awarded shall be full shares, rounded up to the nearest whole share.

ARTICLE G -- Additional Provisions.

     1. The Board may, at any time, repeal this Plan or may amend it from time to time except that no such amendment may amend this paragraph, increase the annual aggregate number of shares subject to this Plan, or alter the persons eligible to participate in this Plan. The Participants and the Company shall be bound by any such amendments as of their effective dates, but if any outstanding awards are affected, notice thereof shall be given to the holders of such awards and such amendments shall not be applicable to such holder without his or her written consent. If this Plan is repealed in its entirety, all theretofore awarded shares subject to conditions or restrictions transferred pursuant to this Plan shall continue to be subject to such conditions or restrictions.

     2. Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of this Plan and the transfer of shares agreement referable thereto, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Company.

ARTICLE H --Duration of Plan.

     This Plan shall become effective as of October 26, 1994 subject to ratification before December 31, 1995 by the affirmative vote of the holders of a majority of the Common Stock of the Company present, or represented, and entitled to vote at a meeting duly held. Any shares awarded prior to approval of the Plan by the shareholders must be restricted until such approval is obtained and shall be subject to immediate forfeiture in the event such approval is not obtained in which case the Participants would receive the fees they would have received for their services as Directors since October 26, 1994. This Plan will terminate on December 31, 2004 unless a different termination date is fixed by the shareholders or by action of the Board but no such termination shall affect the prior rights under this Plan of the Company or of anyone to whom shares have been transferred prior to such termination.

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